Exhibit 4.3

Genworth Life and Annuity Insurance Company

Funding Agreement

POLICYHOLDER: Genworth Global Funding Trust 2006-F, its successors and permitted assignees

POLICY	NUMBER: GS-I6006

EFFECTIVE DATE: October 5, 2006

ISSUE	STATE: Virginia

Genworth Life and Annuity Insurance Company (“GLAIC”) (which term includes its successors and permitted assignees) and the Policyholder hereby agree to the terms of this funding agreement (this “Policy”). This Policy, including the attached Accumulation Fund Schedule, and any amendments thereto, constitutes the entire contract between GLAIC and the Policyholder. This Policy is delivered in the Issue State and governed by the laws of that state.

In witness whereof, GLAIC and the Policyholder have agreed to this Policy as of the Effective Date and caused the same to be in full force and effect.

/s/ Thomas E. Duffy	/s/ Pamela S. Schutz
Secretary	President

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, VA 23230

1-800-635-8056

SECTION 1 – ACCUMULATION FUND – ESTABLISHMENT AND OPERATION

1.1	POLICY PAYMENTS. The Policyholder agrees to pay to GLAIC in the currency specified in the Accumulation Fund Schedule (the “Specified Currency”), and by wire transfer, the Net Deposit Amount on the Deposit Date. Regardless of the Effective Date of the Policy or the Deposit Date specified in the Accumulation Fund Schedule, this Policy shall become effective only upon the receipt by GLAIC, or its designee, of the Net Deposit Amount.

1.2	ESTABLISHMENT OF THE ACCUMULATION FUND. Upon the receipt by GLAIC of the Net Deposit Amount, GLAIC will establish an Accumulation Fund. The Accumulation Fund is a general account record that reflects the Fund Balance under this Policy. GLAIC is neither a trustee nor a fiduciary with respect to the Accumulation Fund. The Net Deposit Amount is allocated to GLAIC’s general account for investment but all funds received under this Policy will become the exclusive property of GLAIC without any duty or requirement for segregation or separate investment. The Fund Balance is not affected by the investment results of the assets held in the general account.

1.3	INTEREST ON THE ACCUMULATION FUND. The Guaranteed Rate for the Accumulation Fund is effective until the Fund Balance is paid in full to the Policyholder. Interest is credited based upon the methodology specified in the Accumulation Fund Schedule.

1.4	VALUE OF THE ACCUMULATION FUND. The Fund Balance on any given day equals the Deposit Amount plus interest, if any, credited thereon at the Guaranteed Rate, less any payments made under Section 2 of the Policy.

SECTION 2 – PAYMENTS FROM THE ACCUMULATION FUND

2.1	PERIODIC PAYMENTS. GLAIC will pay the Policyholder the amounts specified in the Accumulation Fund Schedule as Periodic Payouts, including the Maturity Payout, on the dates specified (subject to Section 4.7). Such payment amounts are adjusted to reflect any other payment payable under this Section of the Policy. The interest factor used in making such adjustments is the Guaranteed Rate.

2.2	OPTIONAL REPAYMENT. If so indicated in the Accumulation Fund Schedule, GLAIC shall pay to the Policyholder the amount the Policyholder needs to redeem or repay any notes or other instruments issued by the Policyholder and backed by this Policy, pursuant to any limited right of redemption or repayment contained in such note or instrument. GLAIC may require reasonable evidence that the redemption or repayment request satisfies all the terms and conditions described in the prospectus, prospectus supplement and/or pricing supplement applicable to such note or other instrument. Additional restrictions, if any, on the Policyholder’s reimbursement rights under this Section may be included in the Accumulation Fund Schedule.

2.3	OPTIONAL REDEMPTION. If so indicated in the Accumulation Fund Schedule, GLAIC may elect to pay the Policyholder all or any part of the Fund Balance on the Call Dates specified in the Accumulation Fund Schedule. Unless otherwise provided in the Accumulation Fund Schedule, GLAIC will give the Policyholder at least forty-five (45) days and no more than seventy-five (75) days notice of its intent to make such pre-payment. No adjustment will be made to the amount of such payment, unless such adjustment is specifically provided for in the Accumulation Fund Schedule.

2.4	MATURITY PAYMENTS. GLAIC shall pay the Policyholder the Fund Balance on the Maturity Date.

2.5	FORM OF PAYMENT. All payments GLAIC makes to the Policyholder will be made in the Specified Currency, by wire transfer, unless otherwise agreed in writing by the parties hereto. Unless otherwise stated in the Accumulation Fund Schedule, all payments GLAIC makes will be net of any applicable withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority having the power to tax. Unless otherwise specified in the Accumulation Fund Schedule, such net payments fully satisfy GLAIC’s obligation to the Policyholder with respect to the full amount due.

SECTION 3 – TERMINATION OF AGREEMENT

3.1	AUTOMATIC TERMINATION/ACCELERATION. This Policy terminates with respect to the Accumulation Fund when the Fund Balance is zero and GLAIC’s obligations hereunder shall automatically accelerate upon the occurrence of an Event of Default described in Section 3.3(a).

3.2	EARLY TERMINATION/ACCELERATION.

The Policyholder may accelerate this Policy by giving GLAIC not less than two (2) Business Days’ written notice upon the occurrence of an Event of Default specified in Section 3.3 b., c. or d. below. GLAIC may accelerate this Policy, in whole but not in part, by giving the Policyholder not less than forty-five (45) days’, but no more than seventy-five (75) days’, prior written notice of the occurrence of a Tax Event as described in Section 3.4, provided, however that this Policy shall not be terminated until the Fund Balance has been paid to the Policyholder in full.

3.3	EVENTS OF DEFAULT. An Event of Default occurs if:

a.	GLAIC is dissolved or a resolution is passed or proceeding is instituted for the winding-up, liquidation or similar arrangement of GLAIC (other than pursuant to a consolidation, amalgamation or merger);

b.	GLAIC breaches any material obligation, representation or certification contained herein, provided that there is no bona fide dispute as to whether such breach has occurred and that such breach continues for fifteen (15) Business Days following the Policyholder’s written notice to GLAIC of such breach;

c.	GLAIC fails to make any required Periodic Payout (other than the Maturity Payout) described in the Accumulation Fund Schedule or any other payment described in Sections 2.2 or 2.3 of this Policy or any other funding agreement GLAIC issues in connection with the Program, and such failure continues for seven (7) Business Days after the due date thereof;

d.	GLAIC fails to make the Maturity Payout described in the Accumulation Fund Schedule or in any other funding agreement GLAIC issues in connection with the Program and such failure is continuing as of the end of the Business Day following the due date thereof.

3.4	TAX EVENT. A “Tax Event” occurs if GLAIC has received an opinion of independent legal counsel stating in effect that there is more than an insubstantial risk that as a result of any amendment to, or change (including any announced prospective change) in, the laws (or regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the Deposit Date, the Policyholder is or will be within ninety (90) days of the date thereof, (1) subject to an entity level U.S. federal income tax with respect to interest accrued or received on this Policy or (2) subject to more than a de minimis amount of taxes, duties or other governmental charges.

Notwithstanding anything to the contrary in this Section 3, if GLAIC shall comply in all respects with the requirements of this Section 3, but an event of default has occurred with respect to the notes backed by the Policy and as a result payments with respect to the notes have been accelerated, otherwise than by reason of any default under this Policy by GLAIC, no Event of Default (as defined above) under this Policy shall be deemed to have occurred, no payments with respect to this Policy shall be accelerated and GLAIC will remain obligated to make payments under this Policy as if no Event of Default had occurred with respect to the notes.

SECTION 4 – GENERAL PROVISIONS

4.1	PAYMENT UPON TERMINATION. Unless otherwise specified in the Accumulation Fund Schedule, GLAIC shall pay the Policyholder the Fund Balance on the Maturity Date. Such payment fully discharges GLAIC’s obligation to the Policyholder under this Policy.

4.2	DISCLAIMER OF RESPONSIBILITY. GLAIC’s only liability is as set out in this Policy, including the Accumulation Fund Schedule attached hereto. In performing its obligations under this Policy, GLAIC is not acting as a fiduciary or agent for the Policyholder or anyone else regardless of whether or not they are directly or indirectly associated with the Policyholder.

4.3	NOTICES. All agreements, notices, directions, consents, elections or other communication (“Notices”) required by this Policy must be in writing, directed to the applicable address designated on the face page. Any such Notices may be given by facsimile transmission or other acceptable electronic means. All Notices are effective when received.

4.4	AMENDMENTS. This Policy may be amended only by mutual written agreement between the parties hereto.

4.5	CONFLICT. To the extent that there is a conflict in terms between the Policy and the Accumulation Fund Schedule, the Accumulation Fund Schedule will control the conduct of the parties.

4.6	TRANSFERABILITY/ASSIGNMENT. This Policy and the Accumulation Fund established pursuant to it may solely be sold, assigned, transferred or pledged in accordance with, and for the purposes contemplated by, the documents and agreements governing the establishment and operation of the Program. GLAIC will maintain a record of ownership of this Policy on its books and records.

4.7	PAYMENTS BY GLAIC. When this Policy provides that GLAIC will make a payment to the Policyholder, such payment shall be made to the Policyholder or to the agent the Policyholder designates. Unless otherwise specified in the Accumulation Fund Schedule, if a payment date is not a Business Day, GLAIC will pay such amount on the next Business Day.

4.8	WAIVER BY GLAIC. At the Policyholder’s request, GLAIC may waive any terms, conditions or adjustments provided for in this Policy. Any such waiver is subject to any limitations GLAIC specifies in making the waiver and does not require GLAIC to grant similar future waivers to the Policyholder or anyone else. A failure or delay in exercising a right under this Policy does not waive GLAIC’s right or ability to assert such right in the future.

4.9	MUTUAL REPRESENTATIONS. The parties mutually represent and warrant, each to the other, that:

a.	This Policy is its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights, and subject, as to enforceability, to general principals of equity, regardless of whether enforcement is sought in proceeding in equity or law;

b.	It has the power to enter into this Policy and to consummate the transactions contemplated hereby;

c.	All information provided in connection with this Policy is, to the best of its knowledge and belief, true, correct and complete;

d.	The execution and the delivery of this Policy and the performance of obligations hereunder do not and will not constitute or result in a default, breach or violation, of the terms or provisions of its certificate, articles or charter of incorporation, declaration of trust, by-laws or any agreement, instrument, mortgage, judgment, injunction or order applicable to it or any of its property.

4.10	TAX PROVISIONS. The Policyholder and each transferee and assignee of this Policy, to the extent required by law, agree to provide GLAIC with any properly completed tax forms that are needed for GLAIC to satisfy its tax reporting obligations with respect to amounts held under this Policy. This Policy is intended to be ignored for U.S. federal, state and local income and franchise tax purposes. To the extent it cannot be ignored, GLAIC and the Policyholder and each transferee and assignee of this Policy agree to treat this Policy as GLAIC’s debt obligation for U.S. federal, state and local income and franchise tax purposes.

SECTION 5 – DEFINITIONS

5.1	POLICY DEFINITIONS. The following terms have the meanings indicated:

“Accumulation Fund” is the accounting record GLAIC will establish under this Policy as described in Section 1.2.

“Accumulation Fund Schedule” is attached to this Policy and establishes the terms of the Accumulation Fund.

“Business Day” is any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close, or are otherwise closed, in each Business Day City specified in the Accumulation Fund Schedule.

“Call Date” is the day or days prior to the Stated Maturity Date, if any, specified in the Accumulation Fund Schedule attached to this Policy, on which GLAIC may elect to pay the Policyholder all or any part of the Fund Balance. If no Call Date is indicated in an Accumulation Fund Schedule, GLAIC will pay to the Policyholder the Fund Balance prior to the Stated Maturity Date only to the extent provided in Section 3.2.

“Deposit Amount” is the amount GLAIC credits to the Accumulation Fund on the Deposit Date as set forth in the Accumulation Fund Schedule.

“Deposit Date” is the date, specified in the Accumulation Fund Schedule, on which GLAIC receives the Net Deposit Amount.

“Event of Default” has the meaning described in Section 3.3.

“Fund Balance” is the value of the Accumulation Fund, determined pursuant to Section 1.4.

“Guaranteed Rate” is the interest rate, if any, applied to the Accumulation Fund, as stated in the Accumulation Fund Schedule.

“Indenture” is that certain indenture agreement, made between the Policyholder and the Indenture Trustee related to the notes to be supported by this Policy as such agreement may be amended, supplemented or replaced from time to time.

“Indenture Trustee” is the party specified as trustee under the Indenture, or its successor.

“Maturity Date” is the earlier of (i) the Stated Maturity Date and (ii) each date on which the Fund Balance is payable in full to the Policyholder pursuant to an Event of Default, Optional Repayment, Optional Redemption or otherwise. Unless otherwise indicated in the Accumulation Fund Schedule, if any of the foregoing dates is not a Business Day, the Maturity Date is the next following Business Day. Interest accrues during such delay only if specified in the Accumulation Fund Schedule.

“Net Deposit Amount” is the amount GLAIC receives from the Policyholder on the Deposit Date as set forth in the Accumulation Fund Schedule.

“Program” is the Genworth Global Funding program, as described in the prospectus relating thereto, including the applicable prospectus supplement or pricing supplement or in any amendment thereto.

“Stated Maturity Date” is the date, as set forth on the Accumulation Fund Schedule, when the Fund Balance is originally due and payable to the Policyholder.

“Tax Event” has the meaning described in Section 3.4.

5.2	OTHER DEFINITIONS. Other capitalized terms appearing in this Policy have the meanings indicated on the Policy’s face page or in the Accumulation Fund Schedule.

GLAIC

Accumulation Fund Schedule – Floating Rate

Policy Number: GS-I6006

Deposit Date:	October 5, 2006 or the date the deposit is actually received by GLAIC

Specified Currency:	United States Dollars

Deposit Amount:	$500,000,015.00

Net Deposit Amount:	$499,250,000.00

Stated Maturity Date:	October 15, 2012

Guaranteed Rate:	For the initial Interest Payment Period, 5.33017% plus the spread amount indicated under Spread Periods in this Accumulation Fund Schedule; and for all subsequent Interest Payment Periods, the Index Rate plus the spread amount indicated under Spread Periods in this Accumulation Fund Schedule.

Spread Period:	The initial Spread Period shall be the period from and including the Deposit Date to but excluding the Interest Payment Date (as defined below) occurring in October 2007. The spread amount for this Spread Period shall be minus 0.02%.

The second Spread Period shall be the period from and including the Interest Payment Date occurring in October 2007 to but excluding the Interest Payment Date occurring in October 2008. The spread amount for this Spread Period shall be plus 0.00%.

The third Spread Period shall be the period from and including the Interest Payment Date occurring in October 2008 to but excluding the Interest Payment Date occurring in October 2009. The spread amount for this Spread Period shall be plus 0.01%.

The fourth Spread Period shall be the period from and including the Interest Payment Date occurring in October 2009 to but excluding the Interest Payment Date occurring in October 2010. The spread amount for this Spread Period shall be plus 0.02%.

The final Spread Period shall be the period from and including the Interest Payment Date occurring in October 2010 to but excluding the Stated Maturity Date. The spread amount for this Spread Period shall be plus 0.03%.

Interest Payment Period:	The initial Interest Payment Period shall be a long period from and including the Deposit Date to but excluding the Interest Payment Date occurring in November 2006. Subsequent Interest Payment Periods will be each period, from and including the previous Interest Payment Date to but excluding the next Interest Payment Date, except that the final Interest Payment Period (if any) will be the period from and including the Interest Payment Date occurring in September 2012 to but excluding the Stated Maturity Date.

Interest Crediting:	Interest is credited based upon an Actual/360 basis, applied to the Fund Balance each day.

Index Rate:	One-month LIBOR, determined as specified in the applicable prospectus supplement for the Program (the “Prospectus Supplement”), expressed as a percentage to the fifth place following the decimal.

Periodic Payouts:	Beginning on November 15, 2006 and continuing on the 15th day of each month thereafter, GLAIC will pay the Policyholder all accrued and unpaid interest (if such date is not a Business Day, the Periodic Payout will be made on the next following Business Day, unless such day is in the following calendar month in which case the immediately preceding Business Day) (each, an “Interest Payment Date”); provided, however, that the final Periodic Payout shall be on the Maturity Date, on which date all accrued and unpaid interest will be paid.

Maturity Payout:	On the Maturity Date, GLAIC will pay to the Policyholder the Fund Balance.

Optional Repayment:	Optional Repayment of all or a portion of the Deposit Amount under Section 2.2 of the Policy may be elected (in amounts equal to at least $1,000 or any integral multiple of $1,000 in excess thereof) solely by the Policyholder in the event (and only to the extent) it is necessary to fund payments due under the notes issued by the Policyholder (the “Notes”) as a result of the failure of a holder of Notes to extend the maturity of all or a portion of the principal amount of its Notes (each, a “Repayment Amount”). In order to make an election for Optional Repayment, the Policyholder must give GLAIC notice of such election by the “Optional Repayment Notice Date” which corresponds with the applicable “Optional Repayment Date”, each as specified in Annex 1 attached hereto; provided that if any such Optional Repayment Date is not a Business Day, the payment shall be made on the immediately preceding Business Day.

Optional Redemption:	In the event (and only to the extent) the Policyholder has exercised an Optional Repayment in accordance with Section 2.2 of the Policy and the Optional Repayment section of this Accumulation Fund Schedule, GLAIC may elect to redeem all, or any portion of the Fund Balance equal to at least $1,000 or any integral multiple of $1,000 in excess thereof, of the related Repayment Amount (the “Call Amount”) prior to the corresponding Optional Repayment Date and make payment of the Call Amount on any Interest Payment Date that follows the applicable Optional Repayment Notice Date (other than the applicable Optional Repayment Date) (for such purposes, the “Call Date”). GLAIC may only exercise an Optional Redemption by giving the Policyholder written notice of its election to redeem no later than 7 Business Days prior to the applicable Call Date. GLAIC’s written notice of such redemption shall state: (i) the Call Date; and (ii) the Call Amount. On the Call Date, GLAIC shall pay to the Policyholder the applicable Call Amount (and any accrued but unpaid interest thereon).

Maturity Date:	Notwithstanding anything in Section 5.1 of the Policy to the contrary, the Maturity Date shall be the earlier of October 15, 2012 or such other date on which the Fund Balance is equal to zero. If such date is not a Business Day, the Maturity Date will be the immediately preceding day that is a Business Day.

Business Day City(s):	New York, New York; London, England

Other Terms:	None

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The calculation of the Guaranteed Rate and all other payment terms of this Policy will be determined in the manner described in the “Description of the Notes” section in the Prospectus Supplement.

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GENWORTH LIFE AND ANNUITY INSURANCE COMPANY		GENWORTH GLOBAL FUNDING TRUST 2006-F

By:	/s/ Pamela C. Asbury	By*:	/s/ Nancie J. Arvin
Pamela C. Asbury
Official Title:	Vice President	Official Title:	Vice President
Date:	October 4, 2006	Date:	October 4, 2006

*	By U.S. Bank National Association, not in its individual capacity but solely as trustee

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ANNEX 1

Optional Repayment Notice Date	Optional Repayment Date
Two Business Days following the election date for the Notes occurring in November 2006	October 15, 2007

Two Business Days following the election date for the Notes occurring in December 2006	December 15, 2007

Two Business Days following the election date for the Notes occurring in January 2007	January 15, 2008

Two Business Days following the election date for the Notes occurring in February 2007	February 15, 2008

Two Business Days following the election date for the Notes occurring in March 2007	March 15, 2008

Two Business Days following the election date for the Notes occurring in April 2007	April 15, 2008

Two Business Days following the election date for the Notes occurring in May 2007	May 15, 2008

Two Business Days following the election date for the Notes occurring in June 2007	June 15, 2008

Two Business Days following the election date for the Notes occurring in July 2007	July 15, 2008

Two Business Days following the election date for the Notes occurring in August 2007	August 15, 2008

Two Business Days following the election date for the Notes occurring in September 2007	September 15, 2008

Two Business Days following the election date for the Notes occurring in October 2007	October 15, 2008

Two Business Days following the election date for the Notes occurring in November 2007	November 15, 2008

Two Business Days following the election date for the Notes occurring in December 2007	December 15, 2008

Two Business Days following the election date for the Notes occurring in January 2008	January 15, 2009

Two Business Days following the election date for the Notes occurring in February 2008	February 15, 2009

Two Business Days following the election date for the Notes occurring in March 2008	March 15, 2009

Two Business Days following the election date for the Notes occurring in April 2008	April 15, 2009

Two Business Days following the election date for the Notes occurring in May 2008	May 15, 2009

Two Business Days following the election date for the Notes occurring in June 2008	June 15, 2009

Two Business Days following the election date for the Notes occurring in July 2008	July 15, 2009

Two Business Days following the election date for the Notes occurring in August 2008	August 15, 2009

Two Business Days following the election date for the Notes occurring in September 2008	September 15, 2009

Two Business Days following the election date for the Notes occurring in October 2008	October 15, 2009

Two Business Days following the election date for the Notes occurring in November 2008	November 15, 2009

Two Business Days following the election date for the Notes occurring in December 2008	December 15, 2009

Two Business Days following the election date for the Notes occurring in January 2009	January 15, 2010

Two Business Days following the election date for the Notes occurring in February 2009	February 15, 2010

Two Business Days following the election date for the Notes occurring in March 2009	March 15, 2010

Two Business Days following the election date for the Notes occurring in April 2009	April 15, 2010

Two Business Days following the election date for the Notes occurring in May 2009	May 15, 2010

Two Business Days following the election date for the Notes occurring in June 2009	June 15, 2010

Two Business Days following the election date for the Notes occurring in July 2009	July 15, 2010

Two Business Days following the election date for the Notes occurring in August 2009	August 15, 2010

Two Business Days following the election date for the Notes occurring in September 2009	September 15, 2010

Two Business Days following the election date for the Notes occurring in October 2009	October 15, 2010

Two Business Days following the election date for the Notes occurring in November 2009	November 15, 2010

Two Business Days following the election date for the Notes occurring in December 2009	December 15, 2010

Two Business Days following the election date for the Notes occurring in January 2010	January 15, 2011

Two Business Days following the election date for the Notes occurring in February 2010	February 15, 2011

Two Business Days following the election date for the Notes occurring in March 2010	March 15, 2011

Two Business Days following the election date for the Notes occurring in April 2010	April 15, 2011

Two Business Days following the election date for the Notes occurring in May 2010	May 15, 2011

Two Business Days following the election date for the Notes occurring in June 2010	June 15, 2011

Two Business Days following the election date for the Notes occurring in July 2010	July 15, 2011

Two Business Days following the election date for the Notes occurring in August 2010	August 15, 2011

Two Business Days following the election date for the Notes occurring in September 2010	September 15, 2011

Two Business Days following the election date for the Notes occurring in October 2010	October 15, 2011

Two Business Days following the election date for the Notes occurring in November 2010	November 15, 2011

Two Business Days following the election date for the Notes occurring in December 2010	December 15, 2011

Two Business Days following the election date for the Notes occurring in January 2011	January 15, 2012

Two Business Days following the election date for the Notes occurring in February 2011	February 15, 2012

Two Business Days following the election date for the Notes occurring in March 2011	March 15, 2012

Two Business Days following the election date for the Notes occurring in April 2011	April 15, 2012

Two Business Days following the election date for the Notes occurring in May 2011	May 15, 2012

Two Business Days following the election date for the Notes occurring in June 2011	June 15, 2012

Two Business Days following the election date for the Notes occurring in July 2011	July 15, 2012

Two Business Days following the election date for the Notes occurring in August 2011	August 15, 2012

Two Business Days following the election date for the Notes occurring in September 2011	September 15, 2012